Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the Investment Company Act of 1940, as amended, in combination require the Directors and officers of The India Fund, Inc. (the "Fund"), persons who own more than ten percent of the Fund's common stock, Blackstone Asia Advisors L.L.C. ("Blackstone Advisors"), Blackstone Fund Services India Private Limited ("Blackstone India") and their directors and officers, to file reports of ownership and changes in ownership of the Fund's securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons and entities are required by SEC regulations to furnish the Fund with copies of all such forms they file.

      Based solely on a review of those forms furnished to the Fund, the Fund believes that the Fund's Directors and officers, and Blackstone Advisors and Blackstone India and their directors and officers, have complied with applicable filing requirements during the fiscal year ended December 31, 2008, with the exception of an initial statement of beneficial ownership of securities on Form 3 of Joseph M. Malangoni which was inadvertently not filed in a timely manner.